Exhibit 16.1

BDO Seidman, LLP Accountants and Consultants	One market, Suite 1100 Spear Tower San Francisco, California 94105 Telephone: 415-397-7900 Fax: 415-397-2161

January 9, 2008

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on January 7, 2008, to be filed by our former client, eGain Communications Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,